Exhibit 99.1

Scripps reports fourth-quarter results

For immediate release	(NYSE: SSP)

February 24, 2012

CINCINNATI – The E.W. Scripps Company reported operating results for the fourth quarter of 2011 that reflect a double-digit year-over-year increase in non-political television revenues, a moderation in the rate of decline in newspaper revenues, and lower operating expenses, excluding acquisition and restructuring costs.

Consolidated revenues were $197 million, a decrease of 10.4 percent from $220 million in the fourth quarter of 2010, which benefited from record political advertising in the television division. Excluding political advertising from both periods, consolidated revenues increased 1 percent year over year.

Operating expenses in the fourth quarter included $2.8 million of investment banking, legal and other fees associated with our acquisition of nine television stations from McGraw-Hill Broadcasting, and restructuring costs of $3.4 million. Restructuring costs primarily include costs associated with a reduction-in-force at Scripps newspapers in December, and continuing efforts to simplify and standardize advertising and circulation systems and processes in the newspaper division. The company began implementing the advertising and circulation systems in the first quarter of 2012. Total operating expenses were $180 million, unchanged from the prior year.

Income from continuing operations, net of tax, was $6.1 million, or 11 cents per share in the 2011 quarter, compared with income from continuing operations, net of tax, of $23.7 million, or 37 cents per share, in the year-ago quarter.

“We substantially repositioned Scripps in 2011, clearing the way for improved performance in 2012, enlarging our television footprint, and enabling an aggressive rollout of new digital products and services,” said Rich Boehne, Scripps president and CEO. “Late in the year, targeting holiday shoppers with new smartphones and tablets, we launched a series of paid news and weather apps that represent the next generation of market-defining digital products that we’re developing. We intend to continue the evolution of these products, building out what we believe will be a valuable digital marketplace for services built upon high-quality local news content.

“Behind all the noise in our fourth-quarter results were businesses that ended the year on a high note. Television revenues grew at a double-digit clip, the result of both solid recovery in key TV advertising categories and strong performance in our most valuable time slots – those programmed with high-quality local news. At the same time, we completed the opportunistic acquisition of nine additional TV stations concentrated in three of America’s best media markets – Indianapolis, Denver and San Diego. Together, they offer the prospect of a strong return on investment for our shareholders.

“Newspaper advertising declines continue to narrow and our operating model continues to focus on audiences and revenue categories that offer the best long-term opportunity for sustainable profits,” said Boehne.

“Despite this restaging of the company in 2011, we finished the year with a strong balance sheet and good financial flexibility.”

Fourth-quarter results by segment are as follows:

Television

Total revenue from the company’s television stations in the fourth quarter was $84.7 million – a 16 percent decrease compared with $101 million in the year-ago period, and an 11.4 percent increase when political advertising is excluded from the 2011 and 2010 totals.

The total revenue performance was a 15 percent increase from the same period in 2009, the previous fourth quarter in a non-election year.

Advertising revenue broken down by category was:

•	Local, up 14 percent to $49.4 million

•	National, flat at $23.2 million

•	Political was $3.5 million, compared with $28.1 million in the 2010 quarter

Revenue from retransmission consent agreements increased 30 percent year over year to $3.9 million.

Digital revenue rose 21 percent year over year to $2.7 million in the fourth quarter.

Expenses for the TV station group declined 2.1 percent in the fourth quarter to $62.3 million. The discontinuation of Oprah on four of the company’s stations fueled a 23 percent reduction in programming costs. The programming savings were partially offset by annual incentive awards and the decision earlier this year to restore certain retirement plan benefits.

The television division’s segment profit in the fourth quarter was $22.3 million, compared with $7.5 million in the third quarter of 2011 and $37.3 million in the year-ago quarter. (See Note 1 in the attached financial information for a definition of segment profit.)

On December 30, 2011, Scripps completed the acquisition of McGraw-Hill Broadcasting, which included nine television stations. Operating results for those stations – which include four ABC affiliates and five affiliates of the Azteca America network – did not materially affect the reported financial performance.

Newspapers

Total revenue from Scripps newspapers fell 3.3 percent year over year to $110 million in the fourth quarter of 2011. It was the third consecutive quarter that the year-over-year decline moderated compared with the previous quarter. Revenue in the third quarter of 2011 was down 4.4 percent from the year-ago quarter.

Circulation revenue in the fourth quarter was flat at $30.7 million.

Print advertising revenue was down 5.1 percent to $67.8 million.

Advertising revenue broken down by category was:

•	Local, down 2.8 percent to $23.4 million

•	Classified, down 9.1 percent to $18.4 million

•	Classified – employment – down 5.2 percent

•	Classified – automotive – down 8.1 percent

•	Classified – real estate – down 12 percent

•	National, down 22 percent to $3.9 million

•	Preprint and other, flat at $22.1 million

In all four of those categories, the percentage change in the year-over-year performance improved compared with the year-over-year change in the third quarter.

In 2011, we began reporting revenue from certain of our digital offerings net of the amounts paid to our digital partners. As a result of this change, reported digital revenues in the fourth quarter decreased 14 percent to $6.6 million and reported pure-play digital advertising was down 14 percent to $4.4 million. If 2010 revenues had been reported on this net basis, total digital revenues in the fourth quarter of 2011 would have been down 3.6 percent and pure-play digital revenues would have decreased 2.8 percent.

Cost and expenses increased slightly in the quarter, largely due to annual incentive awards and the decision earlier this year to restore certain retirement plan benefits.

The expense for newsprint and press supplies increased 9.5 percent in the quarter, due largely to costs associated with additional volumes from the company’s print-and-deliver initiative as well as slightly higher newsprint prices.

Fourth-quarter segment profit in the newspaper division was $9.6 million, compared with segment profit of $14.7 million in the fourth quarter of 2010.

Syndication and other

The “syndication and other” category of the company’s financial statements includes the performance of United Media’s remaining syndication business and a number of other small entities. Since June 1, 2011, Scripps has worked with an external resource to provide cost-effective syndicate services for United Media properties.

In the fourth quarter, revenues were $2.5 million, and segment profit was $364,000. In the fourth quarter of 2010, the segment reported a loss of $396,000.

Financial condition

Scripps had more than $125 million in cash and no debt for more than a year until the bank-financed acquisition of the McGraw-Hill television stations. For that transaction, the company borrowed $212 million, and has entered into a revolving credit agreement for additional borrowing capacity of $100 million.

At December 31, 2011, Scripps had cash and cash equivalents of $128 million, and total debt of $212 million.

The company repurchased 1.6 million shares during the quarter at a weighted average price of $7.39, bringing the year-to-date total to 6.2 million shares. The remaining repurchase authorization, which expires at the end of 2012, stands at $24 million as of December 31, 2011.

Full-year results

Revenue from continuing operations in 2011 was $729 million, compared with $777 million in 2010.

Scripps reported a loss from continuing operations, net of tax, of $15.7 million, or 27 cents per share, compared with net income from continuing operations of $28.9 million, or 45 cents per share, in 2010. Excluding a third-quarter charge for impairment of long-lived assets at four of the company’s newspapers, the net loss would have been 17 cents per share in 2011.

Looking ahead

For year-over-year performance of key metrics in the first quarter of 2012, management expects:

•	Reported television revenues to be up more than 40 percent ; excluding the newly acquired television stations, revenues should be up in the low double digits

•	Reported television expenses to be up approximately 30 percent; excluding the newly acquired stations, expenses should be down in the low-single digits

•	Newspaper revenues to be down in the low- to mid-single digits

•	Newspaper expenses to be down in the mid-single digits

The quarterly expense run rate for corporate and shared services will be about $8 million throughout 2012, but, as is typical for the first quarter, the figure will be about $1.5 million higher due to expensing of annual equity awards for retirement-eligible executives.

The Company reiterated the full-year revenue guidance it provided in January, when it said:

•

Television revenues would increase by more than 50 percent in 2012. That includes more than $100 million of revenue for the stations that were acquired from McGraw-Hill Broadcasting Company on December 30, 2011. Excluding the newly acquired stations, television revenue should increase more than 15 percent, fueled by low-to-mid-single-digit growth of core revenue, and political revenue that should exceed the $42 million figure reported in the previous presidential election cycle.

•	Newspaper revenue in 2012 should be down slightly to approximately $400 million.

In addition, Scripps provided a full-year outlook for depreciation and amortization of approximately $45 million, and capital expenditures of between $20 million and $25 million.

Conference call

The senior management of The E.W. Scripps Company will discuss the company’s fourth -quarter results during a telephone conference call at 9 a.m. (Eastern) today. Scripps will offer a live audio webcast of the conference call. To access the webcast, visit www.scripps.com, choose “Investor Relations” then follow the link in the “Upcoming Events” section.

To access the conference call by telephone, dial 1-800-230-1059 (U.S.) or 1-612-234-9959 (international), approximately 10 minutes before the start of the call. Callers will need the name of the call (“fourth quarter earnings report”) to be granted access. Callers also will be asked to provide their name and company affiliation. The media and general public are provided access to the conference call on a listen-only basis.

A replay line will be open from 11 a.m. (Eastern) today until 11:59 p.m. (Eastern) March 2. The domestic number to access the replay is 1-800-475-6701 and the international number is 1-320-365-3844. The access code for both numbers is 233993.

A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit www.scripps.com approximately four hours after the call, choose “investor relations” then follow the “audio archives” link on the left navigation bar.

Forward-looking statements

This press release contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company’s written policy on forward-looking statements can be found in its 2010 SEC Form 10K. The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

About Scripps

Scripps (www.scripps.com) is a leading media enterprise that embraces its rich history in delivering high-quality journalism through television stations, newspapers and the Scripps Howard News Service, while developing and expanding its digital strategies, including social gaming, for multiple platforms. The company provides community-

changing breaking news, story-telling, investigations and interactive outreach at 19 television stations in major markets such as Denver, San Diego, Detroit, Phoenix, Cleveland, Cincinnati and Tampa, and 13 newspaper markets, including Memphis, Knoxville, Naples, Fla., and Corpus Christi, Texas. Since 1941, Scripps has operated the National Spelling Bee, one of America’s most-enduring celebrations of academic excellence. For a full listing of Scripps media companies and their associated Web sites, visit http://www.scripps.com/.

###

Contact Tim King, The E.W. Scripps Company, 513-977-3732

tim.king@scripps.com

THE E. W. SCRIPPS COMPANY

RESULTS OF OPERATIONS

	September 30,	September 30,	September 30,	September 30,
	Three months ended		Years ended
	December 31,		December 31,
(in thousands, except per share data)	2011	2010	2011	2010

Operating revenues	$197,397	$220,238	$728,660	$776,890
Costs and expenses, excluding acquisition and restructuring costs	(174,238)	(177,990)	(690,366)	(686,522)
Acquisition costs	(2,787)	—	(2,787)	—
Restructuring costs	(3,406)	(2,409)	(9,935)	(12,678)
Depreciation and amortization	(9,568)	(10,974)	(40,069)	(44,894)
Impairment of long-lived assets	—	—	(9,000)	—
Gains (losses), net on disposal of property, plant and equipment	(110)	42	124	(1,218)

Operating income (loss)	7,288	28,907	(23,373)	31,578
Interest expense	(473)	(1,232)	(1,640)	(3,666)
Miscellaneous, net	(53)	848	(675)	1,798

Income (loss) from continuing operations before income taxes	6,762	28,523	(25,688)	29,710
Benefit (provision) for income taxes	(620)	(4,861)	10,001	(840)

Income (loss) from continuing operations, net of tax	6,142	23,662	(15,687)	28,870
Income from discontinued operations, net of tax	—	1,872	—	101,536

Net income (loss)	6,142	25,534	(15,687)	130,406
Net loss attributable to noncontrolling interests	(150)	(103)	(150)	(103)

Net income (loss) attributable to the shareholders of The E.W. Scripps Company	$6,292	$25,637	$(15,537)	$130,509

Net income (loss) per basic share of common stock attributable to the shareholders of The E.W. Scripps Company:
Income (loss) from continuing operations	$0.11	$0.37	$(0.27)	$0.45
Income from discontinued operations	0.00	0.03	0.00	1.59

Net income (loss) per basic share of common stock	$0.11	$0.40	$(0.27)	$2.04

Weighted average basic shares outstanding	54,683	57,882	57,217	56,857

Net income (loss) per share amounts may not foot since each is calculated independently.

See notes to results of operations.

Notes to Results of Operations

1. SEGMENT INFORMATION

We determine our business segments based upon our management and internal reporting structure. Our reportable segments are strategic businesses that offer different products and services.

Television includes ten ABC affiliates, three NBC affiliates, one independent station and five Azteca affiliates. Our television stations reach approximately 13% of the nation’s television households. Television stations earn revenue primarily from the sale of advertising time to local and national advertisers.

Our newspaper business segment includes daily and community newspapers in 13 markets in the U.S. Newspapers earn revenue primarily from the sale of advertising space to local and national advertisers and from the sale of newspapers to readers.

Syndication and other primarily include syndication of news features and comics and other features for the newspaper industry.

We allocate a portion of certain corporate costs and expenses, including information technology, pensions and other employee benefits, and other shared services, to our business segments. The allocations are generally amounts agreed upon by management, which may differ from an arms-length amount. Corporate assets are primarily cash, cash equivalents and other short-term investments, property and equipment primarily used for corporate purposes, and deferred income taxes.

Our chief operating decision maker evaluates the operating performance of our business segments and makes decisions about the allocation of resources to our business segments using a measure called segment profit. Segment profit excludes interest, income taxes, depreciation and amortization, divested operating units, restructuring activities, investment results and certain other items that are included in net income (loss) determined in accordance with accounting principles generally accepted in the United States of America.

Information regarding our business segments is as follows:

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	Three months ended December 31,			Years ended December 31,
(in thousands)	2011	2010	Change	2011	2010	Change

Segment operating revenues:
Television	$84,665	$100,984	(16.2)%	$300,598	$321,148	(6.4)%
Newspapers	110,209	113,972	(3.3)%	414,289	434,988	(4.8)%
Syndication and other	2,523	5,282	(52.2)%	13,773	20,754	(33.6)%

Total operating revenues	$197,397	$220,238	(10.4)%	$728,660	$776,890	(6.2)%

Segment profit (loss):
Television	$22,316	$37,279		$49,631	$74,890
Newspapers	9,583	14,705		21,455	52,480
Syndication and other	364	(396)		(1,363)	(2,767)
Corporate and shared services	(9,104)	(9,340)		(31,429)	(34,235)

Depreciation and amortization	(9,568)	(10,974)		(40,069)	(44,894)
Gains (losses), net on disposal of property, plant and equipment	(110)	42		124	(1,218)
Impairment of long-lived assets	—	—		(9,000)	—
Interest expense	(473)	(1,232)		(1,640)	(3,666)
Acquisition costs	(2,787)	—		(2,787)	—
Restructuring costs	(3,406)	(2,409)		(9,935)	(12,678)
Miscellaneous, net	(53)	848		(675)	1,798

Income (loss) from continuing operations before income taxes	$6,762	$28,523		$(25,688)	$29,710

The following is segment operating revenue for television:

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	Three months ended December 31,			Years ended December 31,
(in thousands)	2011	2010	Change	2011	2010	Change

Segment operating revenues:
Local	$49,378	$43,257	14.2%	$177,931	$162,929	9.2%
National	23,168	23,385	(0.9)%	84,425	85,909	(1.7)%
Political	3,487	28,116		6,922	48,117
Digital	2,746	2,270	21.0%	9,400	7,744
Retransmission	3,880	2,991	29.7%	15,687	11,660	34.5%
Network compensation	—	91		—	1,152
Other	2,006	874	0.0%	6,233	3,637	71.4%

Total operating revenues	$84,665	$100,984	(16.2)%	$300,598	$321,148	(6.4)%

The following is segment operating revenue for newspapers:

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	Three months ended December 31,			Years ended December 31,
(in thousands)	2011	2010	Change	2011	2010	Change

Segment operating revenues:
Local	$23,391	$24,060	(2.8)%	$83,992	$88,778	(5.4)%
Classified	18,417	20,250	(9.1)%	78,077	84,993	(8.1)%
National	3,915	5,041	(22.3)%	13,723	19,017	(27.8)%
Preprint and other	22,054	22,077	(0.1)%	72,824	74,765	(2.6)%

Print advertising	67,777	71,428	(5.1)%	248,616	267,553	(7.1)%
Circulation	30,673	30,661	0.0%	120,569	121,283	(0.6)%
Digital	6,579	7,643	(13.9)%	26,160	28,492	(8.2)%
Other	5,180	4,240	22.2%	18,944	17,660	7.3%

Total operating revenues	$110,209	$113,972	(3.3)%	$414,289	$434,988	(4.8)%

2. CONDENSED CONSOLIDATED BALANCE SHEETS

The following are our Condensed Consolidated Balance Sheets:

	September 30,	September 30,
	As of	As of
	December 31,	December 31,
(in thousands)	2011	2010

ASSETS
Current assets:
Cash and cash equivalents	$127,889	$204,924
Other current assets	197,521	157,655

Total current assets	325,410	362,579

Investments	23,214	10,652
Property, plant and equipment	387,972	389,650
Goodwill	28,591	—
Other intangible assets	151,858	23,107
Deferred income taxes	32,705	30,844
Other long-term assets	20,778	10,710

TOTAL ASSETS	$970,528	$827,542

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$17,697	$34,091
Customer deposits and unearned revenue	26,373	26,072
Current portion of long-term debt	15,900	—
Accrued expenses and other current liabilities	65,078	78,321

Total current liabilities	125,048	138,484

Long-term debt (less current portion)	196,100	—
Other liabilities (less current portion)	132,379	97,526
Total equity	517,001	591,532

TOTAL LIABILITIES AND EQUITY	$970,528	$827,542

3. EARNINGS PER SHARE (“EPS”)

Unvested awards of share-based payments with rights to receive dividends or dividend equivalents, such as our restricted stock and restricted stock units (RSUs), are considered participating securities for purposes of calculating EPS. Under the two-class method, we allocate a portion of net income to these participating securities and therefore exclude that income from the calculation of EPS allocated to common stock. We do not allocate losses to the participating securities.

	September 30,	September 30,	September 30,	September 30,
	Three months ended December 31,		Years ended December 31,
(in thousands)	2011	2010	2011	2010

Numerator (for basic earnings per share)

Net income (loss) attributable to the shareholders of The E.W. Scripps Company	$6,292	$25,637	$(15,537)	$130,509
Less income allocated to unvested restricted stock and RSUs	(427)	(2,507)	—	(14,604)

Numerator for basic earnings per share	$5,865	$23,130	$(15,537)	$115,905

Denominator

Basic weighted-average shares outstanding	54,683	57,882	57,217	56,857
Effective of dilutive securities:
Stock options held by employees and directors	—	175	—	141

Diluted weighted-average shares outstanding	54,683	58,057	57,217	56,998